4Q23-Results Conference Call

Disclaimer and Forward-Looking Statement This presentation may contain forward-looking statements within the meaning of federal securities law that are subject to risks and uncertainties. These statements are only predictions based upon our current expectations and projections about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” “seek,” “forecast,” or the negative of these terms or other similar expressions. The forward-looking statements are based on the information currently available to us. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including, among others things: changes in general economic, political, governmental and business conditions globally and in Argentina, changes in inflation rates, fluctuations in the exchange rate of the peso, the level of construction generally, changes in cement demand and prices, changes in raw material and energy prices, changes in business strategy and various other factors. You should not rely upon forward-looking statements as predictions of future events. Although we believe in good faith that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Any or all of Loma Negra’s forward-looking statements in this release may turn out to be wrong. You should consider these forward-looking statements in light of other factors discussed under the heading “Risk Factors” in Company’s Annual Report on Form 20-F, as well as periodic filings made on Form 6-K, which are filed with or furnished to the United States Securities and Exchange Commission. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this release to conform these statements to actual results or to changes in our expectations. The Company presented some figures converted from Argentine pesos to U.S. dollars for comparison purposes. The exchange rate used to convert Pesos to U.S. dollars was the reference exchange rate (Communication “A” 3500) reported by the Central Bank for U.S. dollars. The information presented in U.S. dollars is for the convenience of the reader only. Certain figures included in this report have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be arithmetic aggregations of the figures presented in previous quarters. Note: Loma Negra’s financial information has been prepared in accordance with the Argentine Securities Commission (Comisión Nacional de Valores-CNV) and with International Financial Reporting Standards. Following the categorization of Argentina as a country with a three-year cumulative inflation rate greater than 100%, the country is considered highly inflationary in accordance with IFRS. Consequently, starting July 1, 2018, the Company is reporting results applying IFRS rule IAS 29. IAS 29 requires that results of operations in hyperinflationary economies are reported as if these economies were highly inflationary as of January 1, 2018, and thus year-to-date, together with comparable results, should be restated adjusting for the change in general purchasing power of the local currency, using official indices. For comparison purposes and a better understanding of our underlying performance, in addition to presenting ‘As Reported’ results, we are also disclosing selected figures as previously reported excluding rule IAS 29. Additional information in connection with the application of rule IAS 29 can be found in our earnings report. 1

Cement business despite the volume decrease in the fourth quarter, the year closes with a dispatch level among the best in history, which allowed us to achieve solid results As reported results Net revenues reached Ps. 99.4 billion, down 13.2% (US$ 182 million; -15.1%) Adjusted EBITDA stood at Ps. 22.7 billion, down 44.7% (US$ 61 million; -33.0%). Without the sale of non-core asset in 4Q22 was down 25.8% Net Loss of Ps. 20.2 billion Consolidated Adjusted EBITDA margin reached 22.8%, with a contraction of 1,302 bps YoY; without the asset sale in 4Q22 the contraction was 389 bps. FY23 EBITDA of Ps. 100.3 billion (US$ 252 million) and margin of 23.8% Net Profit for FY23 of Ps. 9,7 billion Balance sheet remains solid despite recent devaluation; with Net Debt of US$ 174 million Note: Figures in US dollars result from the calculation of figures expressed in Argentine pesos, as previously reported (without the application of IAS29) and the average exchange rate for each reporting period. 2 RESILIENT PERFORMANCE SOLID RESULTS FOR 2023 DESPITE VOLUME DECREASE

ESG - Sustaintability Report 3

Total GHG emissions intensity (Scope 1 and 2): 527.36 kg CO2/tn cementitious material (+0.35% YoY) 518,25 kg CO2/tn cem equivalent (-1.4% YoY) Water extraction 1,142,333.21 m3 (-15.5% with YoY) Solid waste generation 3,833.9 tn (-10%YoY) 100% of employees trained on the Company’s Integrity Program, reinforcing the commitment to ethics and transparency. Second Compliance Week: Where we reinforce the message and share content related to: ethical behavior and integrity, antitrust, ethics hotline, and cybersecurity. Participation of more than 800 employees. We generate impact in the communities: 81,893 persons directly benefited with our programs (Bridge, Roots, Commitment and Transform). Training hours on Diversity, equity and inclusion: 648 hours Guided by our principle "We are all Loma" we held the First Week of Diversity and Inclusion. BUILDING A SUSTAINABLE FUTURE S G 4 E

• Macro & Industry context • Revenues and Volumes 5

30% 39% 42% 44% 44% 42% 70% 61% 58% 56% 57% 59% 2020 2021 2022 2023 4Q22 4Q23 Bulk Bags (1) Source INDEC and BCRA (Argentina Central Bank) Market Expectations (REM) (2) Source INDEC: Construction activity indicator, ISAC (Indicador Sintético de la Actividad) . (3) Based on AFCP which reports standalone cement sales, while Loma Negra reports Cement, Masonry and lime sales (4) Jan’ 24 : As of the date of this presentation, ISAC figures were not released 6 Ap r Fe b Ja n M ar M ay Ju l N ovJu n Au g De c Se p O ct 202320222020 2021 2024 CONSTRUCTION INDUSTRY EASES ITS ACTIVITY AS IT AWAITS THE GOVERNMENT’S FIRST MOVES GDP Growth1 (YoY Growth, %) Construction Activity2 & Monthly Industry Cement Sales3 (YoY Growth, %) Monthly Industry Cement Sales3 (‘000 tons) Industry Cement Sales by Type3 (%) -9.9 10.4 5.0 -1.6 -3.0 2.8 2.5 1.5 1.4 -5.0 -0.8 20 20 20 21 20 22 20 23 e 20 24 e 20 25 e 20 26 e 4Q 22 1Q 23 2Q 23 3Q 23 4 3 -7 1 -4 -3 -3 -6 -3 -5 3 -2 -12 -5 6 -1 -2 -2 -7 -2 -8 0 -11 -13 Ja n’ 23 Fe b’ 23 M ar ’2 3 Ap r’ 23 M ay ’2 3 Ju n’ 23 Ju l’2 3 Ag o’ 23 Se p’ 23 O ct ’2 3 N ov ’2 3 Di c’ 23 Ja n’ 24 -20 ISAC Cement Industry

Revenue Performance: Cement, masonry & lime: decreased 16.0% YoY, with volumes contracting 10.1% and price adjustments dynamic affected by higher monthly inflation figures. Concrete: down 20.3% YoY. Volumes decreased 17.5% coupled with softer pricing performance Railroad: decreased 10.5% YoY. Volumes down 9.0%, with prices almost flat Aggregates: decreased 9.5% YoY, with volumes down 12.3% partially offset by a positive price performance (1) Sales volumes include inter-segment sales (2) Sales revenues include inter-segment sales and Other segments 7 RESILIENCE IN DECLINING VOLUMES TOP LINE DOWN FOR THE QUARTER Sales Volumes (1) Revenues (AR$ million) (2) Total Net Revenues 99,398 114,483 -13.2% 4Q23 4Q22 % Chg. Cement, masonry & lime MM Tn 1.52 1.69 -10.1% Concrete MM m3 0.12 0.15 -17.5% Railroad MM Tn 1.00 1.09 -9.0% Aggregates MM Tn 0.29 0.33 -12.3% 4Q23 4Q22 % Chg. 84,598 100,753 -16.0% 8,501 10,672 -20.3% 8,004 8,938 -10.5% 2,926 3,235 -9.5% 2023 2022 % Chg. 353,709 399,360 -11.4% 40,486 38,199 6.0% 33,265 36,384 -8.6% 12,888 11,264 14.4% 422,161 451,954 -6.6% 2023 2022 % Chg. 6.42 6.72 -4.5% 0.58 0.58 0.2% 4.20 4.54 -7.5% 1.29 1.24 3.9%

• Business Performance 8

Consolidated gross profit declined 14.3% YoY, with gross margin contraction only 36 bps to 26.2% mainly due to cost improvements in the Cement segment, coupled with lower depreciations that offset a softer top line. Slight margin expansion in Cement and Concrete. SG&A remained flat YoY, reaching 10.0% as % of sales increasing 132 bps 9 30,375 26,018 122,049 105,907 4Q22 4Q23 FY22 FY23 Gross Profit & Margin 9,965 9,959 38,959 38,666 4Q22 4Q23 FY22 FY23 Selling, General & Administrative As a % of Sales AR$ Million AR$ Million Gross Margin 25.1%26.5% 8.7% 9.2% GROSS PROFIT DECLINES SLIGHT MARGINS CONTRACTION IN 4Q23 26.2% 27.0% 10.0% 8.6%

TIGHTER MARGINS ON 4Q23 AND FOR FY23
SOLID EBITDA GENERATION FOR THE QUARTER

- **Consolidated Adjusted EBITDA of US$ 61 million** in 4Q23, down 44.7% when measured in Ps. Excluding the non-core asset sale in 4Q22 the decrease was 25.8%
- **Consolidated Adjusted EBITDA Margin** for the quarter reached 22.8%, down 1,302 bps YoY. Excluding the non-core asset sale in the base of comparison, the contraction was 389 bps
- **By segments**
  - **Cement, masonry cement and lime segment** Adjusted EBITDA margin stood at 26.6%, posting a contraction of 217 bps YoY (excluding the sale of assets in 4Q22), primarily due to cost improvements that offset a lower top line performance
  - **Concrete** Adjusted EBITDA contracted 121 bps and stood at 1.5% from 2.7% in 4Q22
  - **Railroad** Adjusted EBITDA margin was down 922 bps YoY to -4.2% mainly explained by higher costs coupled with lower top line performance
  - **Aggregates** Adjusted EBITDA margin dropped sharply 1,177 bps to 14,2% from 25.6% in 4Q22



Adjusted EBITDA & Margin
AR$ Million
Adjusted EBITDA Margin
35.8%
22.8%
29.9%
23.8%
Includes a USD 19MM Asset Sale
-25.7%
-44.7%
41,021
22,678
134,981
100,351
4Q22
4Q23
FY22
FY23

US$ million	4Q22	4Q23	FY22	FY23
US$ million	91	61	289	252

Note: Figures in US dollars result from the calculation of figures expressed in Argentine pesos, as previously reported (without the application of IAS29) and the average exchange rate for each reporting period.

10

• Bottom line • Financial performance 11

22,746 -19,780 6,037 10,305 4Q22 4Q23 FY22 FY23 Net Profit (Loss) Attributable to Owners AR$ Million Net Profit breakdown: Adjusted EBITDA decreased by 44.7% YoY Total finance cost of Ps. 37.3 billion in 4Q23 compared to a net gain of Ps. 1.2 billion in 4Q22 Foreign exchange loss of Ps. 73.2 billion in 4Q23, compared to Ps. 9.4 billion loss in 4Q22, due to December’s sharp devaluation Gain on net monetary position was Ps. 54.6 billion in 4Q23 compared to Ps. 19.1 billion in 4Q22 Net Financial expense stood at Ps. 18.8 billion compared to a Ps. 8.5 billion loss in the same period of 2022, primarily due to a higher debt position Net Loss Attributable to Owners of the Company in 4Q23 was Ps. 19.8 billion, down from a gain of Ps. 22.7 billion in 4Q22. 1,185 -37,325 -54,837 -46,065 4Q22 4Q23 FY22 FY23 Finance Gain (Costs), net AR$ Million 492 Note: Figures in US dollars result from the calculation of figures expressed in Argentine pesos, as previously reported (without the application of IAS29) and the average exchange rate for each reporting period. 12 NET PROFIT AFFECTED BY PESO DEVALUATION IN 4Q23

ROBUST BALANCE SHEET DESPITE SHARP DEVALUATION

- **Cash position and Investments** of Ps. 6.7 billion and total debt at Ps. 147.4 billion as of end of 4Q23
- **Net Debt** of Ps. 140.6 billion (US$ 174 MM) with a Net Debt decrease of US$ 41 million in the quarter
- **Net Debt/ LTM Adj. EBITDA ratio** up to 1.40x in 4Q23 compared with 0.37x in FY22
- **In 4Q23, Operating cash generation** reached Ps. 26.2 billion from Ps. 35.0 billion in 4Q22 where the decrease in the net profit adjusted to reconcile to net cash provided by operating activities was partially offset by lower working capital needs
- **Capital expenditures** of Ps. 18.2 billion in 4Q23, mainly due to maintenance capex and the 25kg bag project
- **Bond issuance** of Class 4, in the amount of US$ 10.0 million, interest rate of 6.0% and maturity in 2Q26
- **Dividend payment in FY23.** The total dividends in 2023 was approximately US$ 120 million, that represents US$ 1 per ADR

Cash Flow Highlights

amounts expressed in millions of pesos	4Q23	4Q22	FY23	FY22
Net cash generated by operating activities	**26,194**	**35,035**	**85,030**	**97,664**
Net cash used in investing activities	**(18,302)**	**(9,292)**	**(35,825)**	**(14,689)**
Net cash (used in) generated by financing activities	**(31,506)**	**(23,024)**	**(41,086)**	**(77,172)**
Cash and cash equivalents at the end of the period	**6,734**	**15,293**	**6,734**	**15,293**

Debt Maturity schedule (principal)



Ps.
USD
US$ Million
8
9
32
72
65
Cash Position
1Q24
2Q24
3Q24
4Q24
2025
2026

Debt by Currency



US$ 182 MM
Ps. 24%
US$ 76%

Note: Figures in US dollars result from the calculation of figures expressed in Argentine pesos, as previously reported (without the application of IAS29) and the average exchange rate for each reporting period.

13

2023 Outlook 14

Regardless of the lower volumes in the fourth quarter, 2023 achieved a significant level of dispatches, trailing only behind the record year of 2022. The volatility generated by the electoral process and the subsequent change in administration affected the level of activity. The various actors in the industry remain cautious and expectant regarding the government's initial steps and the stabilization of the economy's key variables. Despite the significant drop at the beginning of the year, we remain optimistic yet conscious that the process of recovery will not be easy. Nevertheless, we are certain that Argentina has immense potential waiting to be unlocked if we embark on the right path, and LOMA has the capacity to lead our industry and bolster the country's development. 2024 OUTLOOK 15

Financial Tables 16

Adjusted EBITDA Reconciliation & Margin Table 4: Adjusted EBITDA Reconciliation & Margin (amounts expressed in millions of pesos, unless otherwise noted) 2023 2022 % Chg. 2023 2022 % Chg. Adjusted EBITDA reconciliation: Net profit (Loss) (20,188) 23,207 n/a 9,681 5,627 72.0% (+) Depreciation and amortization 6,698 9,672 -30.7% 32,191 41,349 -22.1% (+) Tax on debits and credits to bank accounts 1,082 1,187 -8.9% 4,677 4,532 3.2% (+) Income tax expense (2,239) 8,141 n/a 7,738 28,637 -73.0% (+) Financial interest, net 14,708 7,035 109.1% 57,812 14,143 308.8% (+) Exchange rate differences, net 73,152 9,359 681.6% 117,212 23,104 407.3% (+) Other financial expenses, net 4,049 1,476 174.3% 9,802 60,399 -83.8% (+) Gain on net monetary position (54,584) (19,055) 186.5% (138,760) (42,810) 224.1% (+) Share of profit (loss) of associates - - n/a - - n/a (+) Impairment of property, plant and equipment - - n/a - - n/a Adjusted EBITDA 22,678 41,021 -44.7% 100,351 134,981 -25.7% Adjusted EBITDA Margin 22.8% 35.8% -1,302 bps 23.8% 29.9% -610 bps Three-months ended December 31, Twelve-months ended December 31,

Balance Sheet As of December 31, As of December 31, 2023 2022 ASSETS Non-current assets Property, plant and equipment 482,128 477,921 Right to use assets 2,546 3,271 Intangible assets 1,585 1,463 Investments 32 32 Goodwill 318 318 Inventories 22,671 19,868 Other receivables 1,848 3,491 Total non-current assets 511,128 506,365 Current assets Inventories 76,486 63,540 Other receivables 21,748 18,217 Trade accounts receivable 22,749 28,410 Investments 1,710 13,223 Cash and banks 5,024 2,070 Total current assets 127,717 125,460 TOTAL ASSETS 638,845 631,826 Table 8: Condensed Interim Consolidated Statements of Financial Position (amounts expressed in millions of pesos, unless otherwise noted) SHAREHOLDER'S EQUITY Capital stock and other capital related accounts 121,976 118,151 Reserves 165,388 236,274 Retained earnings 6,876 6,037 Accumulated other comprehensive income - - Equity attributable to the owners of the Company 294,239 360,462 Non-controlling interests (18) 607 TOTAL SHAREHOLDER'S EQUITY 294,222 361,069 LIABILITIES Non-current liabilities Borrowings 110,146 30,766 Accounts payables - - Provisions 6,742 4,071 Salaries and social security payables 527 294 Debts for leases 2,773 2,439 Other liabilities 478 511 Deferred tax liabilities 106,599 102,672 Total non-current liabilities 227,264 140,753 Current liabilities Borrowings 37,225 33,914 Accounts payable 57,255 55,117 Advances from customers 4,382 5,485 Salaries and social security payables 8,874 13,846 Other liabilities - Related companies - - Tax liabilities 2,951 9,078 Debts for leases 1,215 879 Other liabilities 5,458 11,684 Total current liabilities 117,359 130,004 TOTAL LIABILITIES 344,623 270,757 TOTAL SHAREHOLDER'S EQUITY AND LIABILITIES 638,845 631,826

Income Statement

Table 9: Condensed Interim Consolidated Statements of Profit or Loss and Other Comprehensive Income (unaudited)
(amounts expressed in millions of pesos, unless otherwise noted)

	Three-months ended December 31,			Twelve-months ended December 31,		
	2023	**2022**	% Change	**2023**	**2022**	% Change
Net revenue	99,398	114,483	-13.2%	422,161	451,954	-6.6%
Cost of sales	(73,379)	(84,108)	-12.8%	(316,254)	(329,905)	-4.1%
Gross Profit	**26,018**	**30,375**	**-14.3%**	**105,907**	**122,049**	**-13.2%**
Share of loss of associates	-	-	n/a	-	-	n/a
Selling and administrative expenses	(9,959)	(9,965)	-0.1%	(38,666)	(38,959)	-0.8%
Other gains and losses	(79)	10,940	n/a	918	10,542	-91.3%
Impairment of property, plant and equipment	-	-	n/a	-	-	n/a
Tax on debits and credits to bank accounts	(1,082)	(1,187)	-8.9%	(4,677)	(4,532)	3.2%
Finance gain (cost), net						
Gain on net monetary position	54,584	19,055	186.5%	138,760	42,810	224.1%
Exchange rate differences	(73,152)	(9,359)	681.6%	(117,212)	(23,104)	407.3%
Financial income	166	585	-71.7%	5,710	5,065	12.7%
Financial expenses	(18,923)	(9,096)	108.0%	(73,323)	(79,607)	-7.9%
Profit (loss) before taxes	**(22,427)**	**31,348**	**n/a**	**17,418**	**34,264**	**-49.2%**
Income tax expense						
Current	36	(1,783)	n/a	(3,810)	(12,782)	-70.2%
Deferred	2,203	(6,358)	n/a	(3,928)	(15,855)	-75.2%
Net Profit (Loss)	**(20,188)**	**23,207**	**n/a**	**9,681**	**5,627**	**72.0%**
Net Profit (Loss) for the period attributable to:						
Owners of the Company	(19,780)	22,746	n/a	10,305	6,037	70.7%
Non-controlling interests	(408)	461	n/a	(625)	(410)	52.2%
NET PROFIT (LOSS) FOR THE PERIOD	**(20,188)**	**23,207**	**n/a**	**9,681**	**5,627**	**72.0%**
Earnings per share (basic and diluted):	**(33.9003)**	**38.9166**	**n/a**	**17.6599**	**10.3144**	**71.2%**

Statement of Cash Flows Table 7: Condensed Interim Consolidated Statement of Cash Flows (amounts expressed in millions of pesos, unless otherwise noted) 2023 2022 2023 2022 CASH FLOWS FROM OPERATING ACTIVITIES Net Profit (Loss) (20,188) 23,207 9,681 5,627 Adjustments to reconcile net profit (loss) to net cash provided by operating activities 31,403 2,401 67,038 107,404 Changes in operating assets and liabilities 14,979 9,427 8,312 (15,367) Net cash generated by operating activities 26,194 35,035 85,030 97,664 CASH FLOWS FROM INVESTING ACTIVITIES Proceeds from disposal of Yguazú Cementos S.A. - (0) 649 290 Property, plant and equipment, Intangible Assets, net (18,200) (7,931) (35,898) (21,835) Contributions to Trust (102) (71) (577) (603) Investments, net - (1,290) - 7,459 Net cash (used in) investing activities (18,302) (9,292) (35,825) (14,689) CASH FLOWS FROM FINANCING ACTIVITIES Proceeds / Repayments from borrowings, Interest paid (31,494) (20,610) 45,759 (3,670) Dividends paid (12) 0 (86,845) (67,905) Share repurchase plan - (2,414) - (5,598) Net cash generated by (used in) by financing activities (31,506) (23,024) (41,086) (77,172) Net increase (decrease) in cash and cash equivalents (23,614) 2,719 8,119 5,802 Cash and cash equivalents at the beginning of the year 32,051 12,657 15,293 20,052 Effect of the re-expression in homogeneous cash currency ("Inflation-Adjusted") (5,575) (413) (23,219) (11,272) Effects of the exchange rate differences on cash and cash equivalents in foreign currency 3,872 331 6,541 710 Cash and cash equivalents at the end of the period 6,734 15,293 6,734 15,293 Twelve-months ended December 31, Three-months ended December 31,

Thank you! IR Contact Marcos I. Gradin Chief Financial Officer and Investor Relations Diego M. Jalón Head of Investor Relations +54 (11) 4319-3050 investorrelations@lomanegra.com